    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1999

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                       CAPITAL ONE FINANCIAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                                 54-1719854
    (STATE OR OTHER JURISDICTION                     (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

                           2980 FAIRVIEW PARK DRIVE
                       FALLS CHURCH, VIRGINIA 22042-4525
                                (703) 205-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                             JOHN G. FINNERAN, JR.
                            SENIOR VICE PRESIDENT,
                    GENERAL COUNSEL AND CORPORATE SECRETARY
                       CAPITAL ONE FINANCIAL CORPORATION
                           2980 FAIRVIEW PARK DRIVE
                       FALLS CHURCH, VIRGINIA 22042-4525
                                (703) 205-1000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

  From time to time after the effective date of this registration statement, as determined in light of market conditions.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       PROPOSED        PROPOSED
                                                       MAXIMUM          MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES  AMOUNT TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
        TO BE REGISTERED           REGISTERED(1)     PER UNIT(2)   OFFERING PRICE(2)     FEE
-------------------------------------------------------------------------------------------------
Debt Securities..........
Preferred Stock..........
Depositary Shares
 Representing Preferred
 Stock(3)................
Common Stock.............
  Total..................          $925,000,000(4)   100%            $925,000,000      $257,150

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The amount to be registered is not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in other currencies, including composite currencies, on the basis of exchange rates on the date an agreement to issue and sell the applicable Debt Securities is entered into.

(2) Estimated solely for the purpose of computing the registration fee.

(3) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.

(4) Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the liquidation preference of any Preferred Stock, and the initial offering price of any Common Stock.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED HEREIN IS A COMBINED PROSPECTUS WHICH ALSO RELATES TO UP TO $75,000,000 OF UNISSUED DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES REPRESENTING PREFERRED STOCK AND COMMON STOCK REGISTERED UNDER REGISTRATION STATEMENT NO. 333-58577, FOR WHICH THE REQUIRED FILING FEES HAVE BEEN PAID. THIS REGISTRATION STATEMENT, WHICH IS A NEW REGISTRATION STATEMENT, ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-58577, AND SUCH POST-EFFECTIVE AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



                  SUBJECT TO COMPLETION, DATED AUGUST 13, 1999

                                   PROSPECTUS

                       Capital One Financial Corporation
                            2980 Fairview Park Drive
                                   Suite 1300
                       Falls Church, Virginia 22042-4525
                                 (703) 205-1000

                                 $1,000,000,000

                                Debt Securities
                                Preferred Stock
                                  Common Stock


--------------------------------------------------------------------------------

   We will provide specific terms of these securities in supplements to this prospectus.
     You should read this prospectus and any supplement before you invest.

--------------------------------------------------------------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                    This prospectus is dated August 13, 1999

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that Capital One has filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, Capital One may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement applicable to any offering, together with the additional information described under the heading "Where To Find More Information."

  In this prospectus, the terms "Capital One," "we," "us" and "our" refer to Capital One Financial Corporation.

                         WHERE TO FIND MORE INFORMATION

  Capital One files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. For further information on the public reference rooms, please call the SEC at 1-800-SEC-0330.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC after this prospectus will automatically update and supercede the information in this prospectus. We incorporate by reference our documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities described in this prospectus.

  .   Annual Report on Form 10-K for the year ended December 31, 1998;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

  . Current Reports on Form 8-K dated January 19, 1999, April 15, 1999, April 30, 1999, May 5, 1999, and July 15, 1999; and

  . The descriptions of Capital One's common stock and preferred stock purchase rights, which are contained in Forms 8-A filed on August 24, 1994 and November 16, 1995.

  You may request a copy of these filings at no cost by writing or telephoning the following address:

                       Capital One Financial Corporation
                                   Suite 1300
                            2980 Fairview Park Drive
                       Falls Church, Virginia 22042-4525
                         Attention: Corporate Secretary
                                 (703) 205-1000

  You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  CAPITAL ONE

  Capital One Financial Corporation is a holding company incorporated in Delaware on July 21, 1994. Its subsidiaries provide a variety of products and services to consumers using Capital One's proprietary information-based strategy, which is described in more detail below. Our common stock is listed on the New York Stock Exchange under the symbol COF and is included in the Standard and Poor's 500 Index. Our principal executive office is located at 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525, and our telephone number is (703) 205-1000.

  Capital One's predecessor began its operations in 1953, which is the same year as the formation of what is now MasterCard International. We are one of the largest providers of MasterCard and Visa/1/ branded credit cards in the world and are one of the oldest continually operating bankcard issuers in the United States. Capital One's historic growth in managed consumer loans and credit card accounts is due largely to the dynamics of the credit card industry and the success of our proprietary information-based strategy, which we launched in 1988. As of June 30, 1999, Capital One had reported total assets of $10.6 billion and total liabilities of $9.1 billion.

  Capital One operates in three business segments: lending, telecommunications and other non-lending new business initiatives.

CAPITAL ONE BANK

  Capital One's principal subsidiary is Capital One Bank, which we call "the Bank." The Bank is a limited purpose Virginia state chartered bank that offers credit card products.
--------
/1/MasterCard and Visa are registered trademarks of MasterCard International
  Incorporated and VISA USA, Inc., respectively.

Capital One's principal asset is its equity interest in the Bank. As of June 30, 1999, the Bank's business constituted approximately 83% of the managed assets of Capital One. The Bank offers a variety of credit card products, including:

  .   Visa and MasterCard brands;

  .   Platinum and other premium label cards;

  .   Secured and unsecured standard product cards; and

  .   International offerings, with an initial focus on the United Kingdom.

CAPITAL ONE, F.S.B.

  Capital One also has a subsidiary that is a federally chartered savings bank, Capital One F.S.B., which we call "the Savings Bank." The Savings Bank was established in June 1996 to offer consumer lending products, including credit cards, and deposits. The Savings Bank offers, and expects to continue to offer, multiple financial products and services by using Capital One's information-based strategy and information technology systems.

CAPITAL ONE'S INFORMATION-BASED STRATEGY

  Capital One's information-based strategy allows it to differentiate among customers based on their credit risk, credit card usage and other characteristics. This information-based strategy involves:

  .   developing sophisticated credit models;

  .   enhancing state of the art information systems;

  . recruiting and retaining well-trained personnel to create a flexible working culture; and

  . segmenting potential customer lists based on credit scores, demographics, customer behavioral characteristics and other criteria.

  Capital One uses this strategy to customize products and solicitations for targeted customer segments. This leads to greater customer response levels and increased revenues within our risk models.

  Capital One applies its information-based strategy to all areas of its business, including solicitations, account management, credit line management, pricing strategies, usage stimulation, collections, recoveries, and account and balance retention. Credit card opportunities include, and are expected to continue to include, a wide variety of highly customized products with interest rates, credit lines and other features specifically tailored for numerous customer segments. We have also expanded our information-based strategies beyond our credit card business to other financial and non-financial businesses in order to identify new product opportunities and to make informed investment decisions regarding our existing products. These products and services include selected non-credit card consumer lending products, such as automobile financing and telecommunication services.

                                USE OF PROCEEDS

  The net proceeds from the sale of the securities will be used for general corporate purposes, including the reduction of short-term debt, possible acquisitions, investments in Capital One's subsidiaries, investments in securities and the possible acquisition of real property for use in our business.

                                FINANCIAL RATIOS

  Capital One's consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                          SIX MONTHS
                                             ENDED          YEARS ENDED
                                           JUNE 30,         DECEMBER 31,
                                          ----------- ------------------------
                                          1999  1998  1998 1997 1996 1995 1994
                                          ----- ----- ---- ---- ---- ---- ----
Earnings to Fixed Charges:
  Including Interest on Deposits.........  2.07  2.07 2.04 1.89 1.83 1.78 2.55
  Excluding Interest on Deposits.........  2.33  2.24 2.24 2.01 2.02 1.97 2.59
Earnings to Combined Fixed Charges and
 Preferred Stock Dividends:
  Including Interest on Deposits.........  2.05  2.05 2.02 1.87 1.83 1.78 2.55
  Excluding Interest on Deposits.........  2.31  2.22 2.21 1.99 2.02 1.97 2.59

  The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during the period, net of amortization of previously capitalized interest, by (ii) fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during the period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest expense on borrowings, including capitalized interest (including or excluding deposits, as the case may be) and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the dividend requirements on the Bank's preferred beneficial interest in capital income securities. Capital One and its subsidiaries did not have any preferred stock dividend requirements outstanding during the periods prior to 1997 presented above and, therefore, there were no preferred stock dividend requirements during those periods.

                   SUPERVISION, REGULATION AND OTHER MATTERS

  The following discussion describes some of the elements of the comprehensive regulatory framework applicable to Capital One and its subsidiaries.

GENERAL

  Capital One Bank is a limited purpose banking corporation chartered under Virginia law and a member of the Federal Reserve System. The Bank's deposits are insured by the Bank Insurance Fund, the "BIF," of the Federal Deposit Insurance Corporation. The Bank is subject to comprehensive regulation and periodic examination by the Bureau of Financial Institutions of the Virginia State Corporation Commission, the Federal Reserve Board and the FDIC. Capital One, however, is not a bank holding company under the Bank Holding Company Act of 1956 as a result of our ownership of the Bank because the Bank is not a "bank" as defined under the BHCA. It is not a "bank" under the BHCA because it:

  .   engages only in credit card operations;

  . does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others;

  . does not accept any savings or time deposits of less than $100,000 other than as permitted as collateral for extensions of credit;

  .   maintains only one office that accepts deposits; and

  .   does not engage in the business of making commercial loans.

  If the Bank failed to meet these criteria, the Bank's status as an insured depository institution would make Capital One subject to regulation under the BHCA, including business activity restrictions. For example, becoming a bank holding company under the BHCA would limit our ability to enter into businesses outside of banking. In addition, if the Bank failed to qualify for the credit card bank exemption, any entity that acquired direct or indirect control of Capital One could be required to either discontinue any impermissible non-financial activities or divest itself of control of Capital One.

  The Savings Bank is a federal savings bank chartered by the Office of Thrift Supervision and is a member of the Federal Home Loan Bank System. Its deposits are insured by the Savings Association Insurance Fund of the FDIC. Under recent legislation recapitalizing the SAIF, insurance premiums currently paid by SAIF-insured institutions are now equivalent to the rate paid by BIF-insured institutions. The Savings Bank is subject to comprehensive regulation and periodic examination by the OTS and the FDIC. As a result of our ownership of a single savings association, the Savings Bank, we are a unitary savings and loan holding company subject to regulation by the OTS and the provisions of the Savings and Loan Holding Company Act. As a unitary savings and loan holding company, we generally are not subject to business activity restrictions as long as the Savings Bank continues to meet the qualified thrift lender test. See "-- Investment Limitations and Qualified Thrift Lender Test" below. If we cease to be a unitary savings and loan holding company by either acquiring an additional savings institution or because the Savings Bank failed to meet the qualified thrift lender test, the types of activities that we and our non-savings association subsidiaries would be able to engage in would generally be limited to those eligible for bank holding companies.

  We are also registered as a financial institution holding company under Virginia law and are subject to periodic examination by the Bureau of Financial Institutions.

  The following sections describe in greater detail some regulations that currently affect our business. Additional legislation and governmental actions of our regulators, including the Bureau of Financial Institutions, the Federal Reserve Board, FDIC and the OTS, can from time to time also affect our business.

Dividends and Transfers of Funds

  Capital One is a legal entity separate from its banking and other subsidiaries. The primary source of cash for us to pay dividends on stock, make payments on debt securities and meet other obligations, is dividends from the Bank and the Savings Bank. There are various federal and Virginia law limitations on the extent to which these two subsidiaries can finance or otherwise supply funds to us and our affiliates through dividends, loans or otherwise. These limitations include the following: minimum regulatory capital requirements; Federal Reserve Board, OTS and Virginia law requirements concerning the payment of dividends out of net profits or surplus; Sections 23A and 23B of the Federal Reserve Act governing transactions between an insured depository institution and its affiliates; and general federal and Virginia regulatory oversight to prevent unsafe or unsound practices.

  In general, federal banking laws do not allow an insured depository institution, such as the Bank or the Savings Bank, to make dividend distributions if the distributions are not paid out of available earnings or would cause the institution to fail to meet applicable capital adequacy standards. In addition, the Savings Bank must give the OTS at least 30 days advance notice of any proposed dividend and the OTS, in its discretion, may object to the dividend. Under OTS regulations, other limitations apply to the Savings Bank's ability to pay dividends, such as requirements to maintain adequate regulatory capital. In addition, under Virginia law, the Bureau of Financial Institutions may limit the payment of dividends by the Bank if the Bureau determines that this limitation would be in the public interest and necessary for safety and soundness.

Capital Adequacy

  The Bank and the Savings Bank are currently subject to capital adequacy guidelines adopted by the Federal Reserve Board and the OTS. The most recent notifications received from the regulators categorized the Bank and the Savings Bank as "well-capitalized." We do not believe there have been any conditions or events which have changed either the Bank or the Savings Bank's capital category since those notifications.

  During 1996, the Bank received regulatory approval and established a branch office in the United Kingdom. In connection with this approval, the Company committed to the Federal Reserve that, for so long as the Bank maintains a branch in the United Kingdom, the Company will maintain a minimum Tier 1 leverage ratio of 3.0%.

FDICIA

  FDICIA provides for expanded regulation of banks and savings banks. The expanded regulation includes expanded federal banking agency examinations and increased powers of federal banking agencies to take corrective action to resolve the problems of insured depository institutions with capital deficiencies. Those powers may vary depending on which of several levels of capitalization a particular institution meets. FDICIA establishes five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

  An insured depository institution is considered to be well-capitalized if it maintains a Tier 1 risk-based capital ratio (or core capital to risk-adjusted assets in the case of the Savings Bank) of at least 6%, a total risk-based capital ratio of at least 10% and a Tier 1 leverage capital ratio (or core capital ratio in the case of the Savings Bank) of at least 5%, and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. An insured depository institution is considered to be adequately capitalized if it maintains a Tier 1 risk-based capital ratio (or core capital to risk-adjusted assets in the case of the Savings Bank) of at least 4%, total risk-based capital ratio of at least 8%, and a Tier 1 leverage capital ratio (or core capital ratio in the case of the Savings Bank) of at least 4% (3% for certain highly rated institutions), and does not otherwise meet the well-capitalized definition. The three undercapitalized categories are based upon the amount by which the insured depository institution falls below the ratios applicable to adequately capitalized institutions. The capital categories are determined solely for the purposes of applying FDICIA's prompt corrective action provisions and the capital categories may not accurately represent the overall financial condition or prospects of the Bank or the Savings Bank.

  At June 30, 1999, both the Bank and the Savings Bank met the requirements for a "well-capitalized" institution. A "well-capitalized" classification should not necessarily be viewed as describing the condition or future prospects of a depository institution.

  Under FDICIA's prompt corrective action system, an insured depository institution in the undercapitalized category must submit a capital restoration plan guaranteed by its parent company. The liability of the parent company under this guarantee is limited to the lesser of 5% of the insured depository institution's assets at the time it became undercapitalized, or the amount needed to comply with the capital restoration plan. An insured depository institution in the undercapitalized category is also subject to limitations in numerous areas including, but not limited to, asset growth, acquisitions, branching, new business lines, acceptance of brokered deposits and borrowings from the Federal Reserve. Progressively more burdensome restrictions are applied to insured depository institutions in the undercapitalized category that fail to submit or implement a capital restoration plan and to insured depository institutions that are in the significantly undercapitalized or critically undercapitalized categories. In addition, an insured depository institution's primary federal banking agency is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

  "Critically undercapitalized" insured depository institutions, which are defined to include institutions that still have a positive net worth, generally may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on their subordinated debt. Thus, in the event an institution became "critically undercapitalized," it would generally be prohibited from making payments on its subordinated debt securities. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

  FDICIA requires federal banking agencies to review the risk-based capital standards to ensure that they adequately address interest-rate risk, concentration of credit risk and risks from non-traditional activities. The OTS amended its risk-based capital rules to incorporate interest-rate risk requirements under which a savings bank must hold additional capital if it projects an excessive decline in "net portfolio value" in the event interest rates increase or decrease by two percentage points. These standards are not yet in effect.

  FDICIA also requires the FDIC to implement a system of risk-based premiums for deposit insurance pursuant to which the premiums paid by a depository institution will be based on the probability that the FDIC will incur a loss due to that institution. The FDIC has since adopted a system that imposes insurance premiums based upon a matrix that takes into account an institution's capital level and supervisory rating.

  The Bank and the Savings Bank may accept brokered deposits as part of their funding. Under FDICIA, only "well capitalized" and "adequately capitalized" institutions may accept brokered deposits. "Adequately capitalized" institutions, however, must first obtain a waiver from the FDIC before accepting brokered deposits. These deposits may not pay rates that significantly exceed the rates paid on deposits of similar maturity from the institution's normal market area or the national rate on deposits of comparable maturity, as determined by the FDIC, for deposits from outside the institution's normal market area.

LIABILITY FOR COMMONLY-CONTROLLED INSTITUTIONS

  Under the "cross-guarantee" provision of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, insured depository institutions may be liable to the FDIC for any loss or anticipated loss incurred by the FDIC resulting from the default of, or FDIC assistance to, any commonly controlled insured depository institution. The Bank and the Savings Bank are commonly controlled within the meaning of the FIRREA cross-guarantee provision.

INVESTMENT LIMITATIONS AND QUALIFIED THRIFT LENDER TEST

  As a federally chartered savings bank, the Savings Bank is subject to certain investment limitations. For example, federal savings banks are permitted to make consumer loans, such as open-end or closed-end loans for personal, family or household purposes, such as installment loans, of up to 35% of the savings bank's assets. Federal savings banks are also required to meet the Qualified Thrift Lender Test, which generally requires a savings bank to maintain at least 65% of its "portfolio assets" in certain "qualified thrift investments" on a monthly basis in nine out of every 12 months. "Portfolio assets" are defined as total assets less specified liquid assets up to 20% of total assets, intangibles, including goodwill, and property used to conduct business. "Qualified thrift investments" include residential mortgages and related investments, including certain mortgage-backed and mortgage-related investments, small business related securities, certain state and federal housing investments, education loans and credit card loans. Failure to qualify under the Qualified Thrift Lender Test could subject the Savings Bank to substantial restrictions on its activities and to certain other penalties, and could subject Capital One to the provisions of the BHCA, including the activity restrictions that apply generally to bank holding companies and their affiliates. As of June 30, 1999, 86% of the Savings Bank's portfolio assets were held in qualified thrift investments, and the Savings Bank was in compliance with the Qualified Thrift Lender Test.

Lending Activities

  The activities of the Bank and the Savings Bank as consumer lenders are also subject to regulation under various federal laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Community Reinvestment Act and the Soldiers' and Sailors' Civil Relief Act, as well as to various state laws. Regulators are authorized to impose penalties for violations of these statutes and, in some cases, to order the Bank and the Savings Bank to pay restitution to injured borrowers. Borrowers may also bring actions for some violations. Federal and state bankruptcy and debtor relief laws also affect the ability of the Bank and the Savings Bank to collect outstanding balances owed by borrowers who seek relief under these statutes.

Year 2000

  On October 15, 1998, the banking regulators jointly published the Interagency Guidelines establishing Year 2000 Standards for Safety and Soundness. Among other things, the standards list requirements and timetables for a review of mission critical systems for year 2000 readiness, renovation of internal and external mission critical systems, testing of mission critical systems, business resumption contingency planning, remediation contingency planning, customer risk assessment and involvement of the board of directors and management. Capital One's year 2000 plan is subject to and in compliance with these standards.

Legislation

  Each of the U.S. Senate and House of Representatives have separately adopted financial system reform legislation enabling greater affiliation amongst financial services providers, including banks, securities firms and insurance companies. Among other changes from current law, both bills contain "grandfather" provisions enabling existing unitary savings and loan holding companies, like Capital One, to continue to engage in non-financial activities subject to existing restrictions. Both bills also contain restrictions on transferring grandfathered status to an acquiror. It is unclear at this time what form the final legislation, if any, will take and what its impact on Capital One and our subsidiaries would be.

  From time to time, legislation has been proposed in Congress to limit interest rates and fees that could be charged on credit card accounts or otherwise restrict the practices of credit card issuers. Various bills have also been introduced that eliminate a separate savings bank charter, possibly requiring that existing savings banks become banks. Legislation has also been proposed to change existing federal bankruptcy laws. It is unclear at this time whether and in what form any legislation will be adopted or, if adopted, what its impact on Capital One and our subsidiaries would be. Congress may in the future consider other legislation that would materially affect the banking or credit card industries.

INVESTMENT IN CAPITAL ONE

  The acquisition of Capital One's, the Bank's or the Savings Bank's capital stock may be subject to regulatory approval or notice under federal or Virginia law. Investors are responsible for insuring that they do not, directly or indirectly, acquire shares of our capital stock in excess of the amount which can be acquired without regulatory approval.

  The Bank and the Savings Bank are each "insured depository institutions" within the meaning of the Change in Bank Control Act. Because of this, federal law and regulations will prohibit any person or company from acquiring control of Capital One without, in most cases, prior written approval of the Federal Reserve Board and the OTS, as applicable. Control is conclusively presumed if, among other things, a person or company acquires more than 25% of any class of our voting stock. A rebuttable presumption of control arises if a person or company acquires more than 10% of any class of voting stock and is subject to any of a number of specified "control factors" as set forth in the applicable regulations.

  Although the Bank is not a "bank" within the meaning of Virginia's reciprocal interstate banking legislation (Chapter 15 of Title 6.1 of the Code of Virginia), it is a "bank" within the meaning of Virginia's Financial Institution Holding Company Act, which governs the acquisition of interests in Virginia financial institutions. The Financial Institution Holding Company Act prohibits any person or entity from acquiring or making any public offer to acquire control of a Virginia financial institution or its holding company without making application to and receiving the prior approval of the Bureau of Financial Institutions.

INTERSTATE TAXATION

  Several states have passed legislation which attempts to tax the income from interstate financial activities, including credit cards, derived from accounts held by local state residents. Based on the volume of our business in these states and the nature of the legislation passed to date, we currently believe that this development will not materially affect us or our subsidiaries' financial condition. Recently, a three-year moratorium has been considered on new state and local taxes established to tax the Internet, interactive computer services, or the use of those services. The moratorium, however, does not prevent states from imposing taxes on or measured by net income derived from the services, fairly apportioned business license taxes, and sales and use taxes on interstate commerce that are consistent with taxes on mail order and telephone transactions. We currently solicit accounts and take account information via the Internet. It is unclear at this time, however, whether and in what form any legislation will be adopted or, if adopted, what its impact on us would be.

                         DESCRIPTION OF DEBT SECURITIES

  Capital One may from time to time offer and sell debt securities which will be our direct unsecured general obligations. These securities are described below, and will be either senior debt securities or subordinated debt securities, both of which are called "Debt Securities." The Debt Securities will be issued under one or more separate indentures between Capital One and Harris Trust and Savings Bank, as Trustee, or the Trustee named in the applicable prospectus supplement. Senior Debt Securities will be issued under a "Senior Indenture" and subordinated Debt Securities will be issued under a "Subordinated Indenture." Together, the Senior Indenture and the Subordinated Indenture are called the "Indentures" and the Senior Trustee and the Subordinated Trustee are called the "Trustees."

  We have summarized selected provisions of the Indentures and the Debt Securities below. The summary is not complete. Copies of the Senior Indenture and the form of the Subordinated Indenture have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. You should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers so that you can easily locate these provisions. Unless the section references state otherwise, these section numbers refer to both the Senior Indenture and the Subordinated Indenture. Capitalized terms used in the summary have the meanings specified in the Indentures. As of the date of this prospectus, the following notes have been issued under the Senior Indenture:

  . Notes with a maturity date of 2003, an aggregate principal amount of $125,000,000 and an interest rate of 7 1/4%;

  . Notes with a maturity date of 2006, an aggregate principal amount of $225,000,000 and an interest rate of 7 1/4%; and

  . Notes with a maturity date of 2008, an aggregate principal amount of $200,000,000 and an interest rate of 7 1/8%.

  Capital One has not issued any series of Debt Securities under the Subordinated Indenture.

GENERAL

  The Debt Securities will be Capital One's direct unsecured obligations. The Indentures do not limit the amount of Debt Securities that may be issued and further provide that Debt Securities may be issued from time to time in one or more series. The senior Debt Securities will rank equally with all of our other unsecured unsubordinated indebtedness. The subordinated Debt Securities will have a junior position to all of our senior debt.

  Capital One's right to participate as a stockholder in any distribution of assets of any subsidiary upon its liquidation, reorganization or winding-up, and thus the ability of holders of the Debt Securities to benefit, as creditors of Capital One, from the distribution, is subject to the prior claims of creditors of the subsidiary. The Bank and the Savings Bank are subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which they may pay dividends or otherwise supply funds to Capital One or its affiliates. See "Supervision, Regulation and Other Matters-- Dividends and Transfer of Funds."

  The Indentures and the Debt Securities generally do not limit or otherwise restrict the amount of indebtedness that Capital One may incur or the amount of other securities that Capital One may issue. The Indentures and the Debt Securities also generally do not require Capital One or an acquiror to repurchase Debt Securities in the event of a "change in control" or afford holders any protection in the event of a highly leveraged or similar transaction involving Capital One or its subsidiaries. You should refer to the applicable prospectus supplement for information with respect to any changes to the events of default or covenants which are described below that are applicable to any series of the Debt Securities.

  The prospectus supplement relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  .   the title and type of the offered Debt Securities;

  .   any limit upon the aggregate principal amount of the offered Debt
      Securities;

  . the percentage of the principal amount (expressed as a percentage of the aggregate principal amount) at which the Debt Securities will be issued;

  .   the date or dates on which the principal will be payable;

  .   the interest rate and the interest payment dates;

  . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

  . the detailed terms and provisions of any optional or mandatory redemption provision;

  . any changes to the covenants or additional events of default or covenants;

  . whether the Debt Securities will be convertible into or exchangeable for our common stock or other securities and, if so, the terms of the conversion or exchange and the terms of the other securities; and

  .   any other terms of the offered Debt Securities. (Section 301)

FORM OF THE SECURITIES

  The Indentures provide that Capital One may issue Debt Securities in registered form, in bearer form or in both registered and bearer form. Unless otherwise indicated in the applicable prospectus supplement, each series of Debt Securities will be issued in registered form only, without coupons. Holders of "registered form" securities do not receive a physical certificate but instead are listed on the Trustee's register for the Debt Securities. (Section 305)

  If we issue the Debt Securities in bearer form, they will have interest coupons attached, unless issued as original issue discount Debt Securities. "Bearer form" securities are payable to whomever physically holds them from time to time. Debt Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than through offices of certain United States financial institutions located outside the United States. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by United States tax law limitations. These procedures and limitations will be described in the applicable prospectus supplement.

  The Debt Securities may also be issued as original issue discount Debt Securities. "Original issue discount Debt Securities" are securities sold by us for substantially less than their stated principal amount. Federal income tax consequences and other special considerations applicable to any original issue discount Debt Securities will be described in the applicable prospectus supplement. (Section 101)

  Unless otherwise indicated in the applicable prospectus supplement, Capital One will issue Debt Securities in registered form in denominations of $1,000 or any whole number multiple of $1,000. We will issue Debt Securities in bearer form in denominations of $5,000 or any whole number of $5,000. (Section 302) There will be no service charge for any transfer, exchange or conversion of the Debt Securities, but we may require the holder to pay any tax or other governmental charge payable upon a transfer, exchange or conversion.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

  Unless otherwise described in the applicable prospectus supplement, payments on the Debt Securities will be made at Capital One's office or agency maintained for that purpose. We have appointed an agency in New York, New York to make payments on the Debt Securities; however, we may change our agent from time to time. (Section 1002) Any transfer of the Debt Securities will be registerable at the same place. In addition, we may choose to pay interest by check mailed to the address in the security register of the person in whose name the Debt Security is registered at the close of business on the regular record date. (Sections 305 and 307)

  Unless otherwise indicated in the applicable prospectus supplement, payments of principal, premium, if any, and interest on Debt Securities in bearer form will be made at the office outside the United States specified in the applicable prospectus supplement and as we may designate from time to time. Payment can also be made by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payments on Debt Securities in bearer form will be made only if the holder surrenders the coupon relating to the interest payment date. We will not make any payments on any Debt Security in bearer form at any office or agency in the United States, by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. (Section 1002)

GLOBAL DEBT SECURITIES

  The Debt Securities of a series may be issued in whole or in part in global form, which means that we will deposit with the depositary identified in the applicable prospectus supplement, one or more certificates representing the entire series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to a nominee of the depositary. (Section 305)

  The applicable prospectus supplement will describe the specific terms of the depositary agreement governing a series of global Debt Securities and any limitations and restrictions relating to a series of global Debt Securities. (Section 305)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to subordinated Debt Securities. Section references are to sections of the Subordinated Indenture.

  Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness, as defined below. Payments on subordinated Debt Securities will also be effectively subordinated if:

  .   we are involved in insolvency, bankruptcy or similar proceedings; or

  . we fail to pay the principal, premium, interest, some types of additional payments or any sinking fund on any Senior Indebtedness when due. (Section 1601)

  Because of this subordination, some of Capital One's creditors may receive more, ratably, than holders of subordinated Debt Securities if Capital One is insolvent.

  After all payments have been made to the holders of Senior Indebtedness, any holders of subordinated Debt Securities will be subrogated to the rights of holders of Senior Indebtedness upon any distribution of assets in any proceedings out of the distributive shares of subordinated Debt Securities. (Sections 1601 and 1602)

  "Senior Indebtedness" means the principal of and premium, if any, and interest, on, whether outstanding now or incurred later (a) all indebtedness for money borrowed by Capital One, including indebtedness of others that Capital One guarantees, other than the subordinated Debt Securities and indebtedness that is expressly stated as not senior, and (b) any amendments, renewals, extensions, modifications and refundings of any indebtedness, unless in either case the instrument evidencing the indebtedness provides that it is not senior in right of payment to the subordinated Debt Securities.

CONVERSION AND EXCHANGEABILITY

  The holders of Debt Securities that are convertible into common stock or other securities will be entitled to convert the Debt Securities in some circumstances. The terms of any conversion will be described in the applicable prospectus supplement. (Section 1602)

  The holders of Debt Securities may be obligated to exchange them for common stock or other securities of Capital One in some circumstances. The terms of any exchange will be described in the applicable prospectus supplement. (Section 305)

Covenants

  Under the Indentures, we agree to the following:

  . Corporate Existence. Except as permitted under "--Consolidation, Merger and Sale of Assets," we will preserve and keep in full force and effect our corporate existence and the corporate existences of each of our significant subsidiaries, as defined below. We will also preserve and keep in full force and effect our and our significant subsidiaries' charter rights, statutory rights and franchises. Neither Capital One nor any significant subsidiary will be required to preserve these rights or franchises if Capital One or the significant subsidiary determines it is no longer desirable and that the loss is not disadvantageous in any material respect to the holders. (Section 1007)

  . Limitation on Disposition of Significant Subsidiaries. Each of the Indentures contains a covenant by us limiting our ability to dispose of the voting stock of a significant subsidiary. A "significant subsidiary" is any of our subsidiaries that constitutes 20% or more of our consolidated assets. This covenant generally provides that, as long as any of the Debt Securities are outstanding, neither Capital One nor any of its significant subsidiaries will, other than through a securitization of assets:

    . issue stock or securities convertible into stock of a significant subsidiary unless Capital One will own at least 80% of the subsidiary's voting stock after the issuance; or

    . consolidate with or merge into any other corporation, or convey, transfer or lease its property and assets substantially as an entity to any person other than Capital One or one of its subsidiaries, unless Capital One will own at least 80% of the surviving successor or other person. (Section 1005)

  . Limitation on Creation of Liens. Neither Capital One nor its subsidiaries will pledge, encumber or grant a lien on a significant subsidiary's voting stock to secure indebtedness for borrowed money, unless the Debt Securities are equally and ratably secured by this pledge, encumbrance or lien, and Capital One would continue to control the subsidiary if the pledge, encumbrance or lien is exercised. (Section 1006)

Events of Default

  The Indentures define an event of default for any series of Debt Securities as any of the following events, unless otherwise provided in the applicable prospectus supplement:

  . failure to pay the interest or any additional amounts payable on any Debt Security when due and continuance of that default for 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);

  . failure to pay the principal or any premium on any Debt Security when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);

  . failure to deposit any sinking fund payment when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions);

  . failure to perform any covenant or warranty in the Indenture, other than a covenant or warranty applicable only to another series of Debt Securities, that continues for 60 days after Capital One is given written notice;

  . any event of default by Capital One, or any of its significant subsidiaries, under any mortgage, indenture or other instrument under which any indebtedness exceeding $10,000,000 becomes due and payable, if the acceleration is not rescinded or annulled within 30 days after written notice;

  . certain events of bankruptcy, insolvency or reorganization of Capital One or any of its significant subsidiaries; or

  . any other event of default included in any Indenture or supplemental indenture. (Section 501)

  If an event of default occurs with respect to Debt Securities of any series, the Trustee will give the holders of those Debt Securities notice of the default under the terms of the applicable Indenture. (Section 501)

  If an event of default with respect to any series of Debt Securities occurs and continues, either the Trustee, or the holders of at least 25% of the aggregate principal amount of the outstanding Debt Securities of that series, may declare the principal amount or, if the Debt Securities of that series are original issue discount Debt Securities, a specified portion of the principal amount of all the senior Debt Securities of that series, to be due and payable immediately. (Section 502)

  Payment of the principal of subordinated Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization. Subordinated Debt Securities cannot be accelerated if we default in our performance of any other covenant, including payment of principal or interest. Any time after a declaration of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the majority holders may, under certain circumstances, void the declaration. "Majority holders" are the holders of a majority of the aggregate principal amount of outstanding Debt Securities of that series. (Section 502)

  Other than its duties in the case of a default, the Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request or direction of any of the holders, unless those holders offer the Trustee reasonable indemnity. (Section 601) If the holders provide this reasonable indemnification, the majority holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, for the Debt Securities of that series. (Section 512)

  A holder does not have the right to institute a proceeding, appoint a receiver or a trustee, or commence any other remedy, unless:

  . the holder gives the Trustee written notice of a continuing event of default;

  . the majority holders have made written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as Trustee; and

  . the Trustee has received a consistent request from the majority holders and failed to institute a proceeding within 60 days. (Section 507)

  However, these limitations do not apply to a suit for the enforcement of payment or conversion rights instituted on or after the respective due dates of the Debt Securities. (Section 508)

DEFEASANCE

  If the applicable prospectus supplement provides for defeasance, we may elect to pay and discharge our obligations on the Debt Securities if:

  . no event of default has occurred and is continuing, or would occur upon the giving of notice or lapse of time at the time of the satisfaction and discharge;

  . we deposit with the Trustee sufficient cash or government securities to pay all the principal, any premium and any other sums due through the stated maturity or redemption date of the Debt Securities of the series;

  . we pay all other sums due with respect to the outstanding securities of the series;

  . we deliver an opinion of counsel to the effect that the holders will have no federal income tax consequences as a result of the deposit or defeasance; and

  . we deliver a certificate of our independent public accountants as required by the Indenture. (Section 402)

  If this happens, the holders of the Debt Securities of the series will not be entitled to the benefits of the Indenture, except for the registration of transfer or exchange of Debt Securities and the replacement of stolen, lost or mutilated Debt Securities. (Section 306)

DETERMINING THE OUTSTANDING DEBT SECURITIES

  We will consider the following factors in determining whether the holders of the requisite principal amount of outstanding Debt Securities have given the proper notice under the Indenture:

  . the portion of the principal amount of an original issue discount Debt Security that will be deemed to be outstanding will be the portion of the principal amount that would be declared to be due and payable on that date;

  . the principal amount of any indexed security will be the principal face amount of the indexed security determined on the date of its original issuance;

  . the principal amount of a Debt Security denominated in one or more foreign currency units shall be the U.S. dollar equivalent based on the applicable exchange rate or rates at the time of sale; and

  . any Debt Security owned by Capital One or any other obligor, or any of their affiliates, will be treated as not outstanding. (Section 101)

MODIFICATIONS AND WAIVERS UNDER THE INDENTURES

  Capital One and the Trustee may modify and amend the Indentures with the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding Debt Securities of each series issued under the Indenture and affected by the modification or amendment. However, no modification or amendment may, without the consent of each holder of Debt Securities affected by the modification or amendment:

  .   change the stated maturity of any Debt Security;

  . reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the applicable prospectus supplement, interest on, any Debt Security, including in the case of an original issue discount Debt Security, the amount payable upon acceleration of the maturity of the Debt Security;

  . in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities;

  . reduce the percentage in principal amount of outstanding Debt Securities of any series; or

  . adversely affect the right of any convertible Debt Securities to convert. (Section 902)

  The holders of at least 50% of the aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of that series, waive Capital One's compliance with certain restrictive provisions of the applicable Indenture. They may also waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 513 and 1008)

  Capital One and the Trustee may modify and amend the Indentures without the consent of any holder for any of the following purposes:

  .   to evidence the succession of another person to Capital One;

  . to add to the covenants of Capital One for the benefit of the holders of all or any series of Debt Securities;

  .   to add events of default;

  . to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities;

  . to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities;

  . to establish the form or terms of Debt Securities of any series and any related coupons;

  . to evidence and provide for the acceptance of appointment by a successor Trustee;

  . to cure any ambiguity, defect or inconsistency in the Indenture, provided the action does not materially adversely affect the interests of the holders of any Debt Securities or related coupons;

  . to supplement any of the provisions of the Indenture if necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, as long as the action does not materially adversely affect the interests of the holders of any Debt Securities or related coupons;

  .   to secure the Debt Securities; and

  . to amend or supplement any provision of the Indenture or any supplemental indenture, provided that the amendment or supplement does not materially adversely affect the interests of the holders of outstanding Debt Securities. (Section 901)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  Each Indenture generally permits a consolidation or merger between us and another corporation. They also permit the sale by us of all or substantially all of our property or assets. These events do not require the consent of the holders of any outstanding Debt Securities if:

  . the successor or purchaser is a corporation organized under the laws of the United States of America, any state or the District of Columbia, and it expressly assumes our obligations on the Debt Securities under each of the Indentures;

  . immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

  . we have delivered to the Trustee an officers' certificate and an opinion of counsel stating compliance with these provisions. (Section
      801)

CONCERNING THE TRUSTEES

  In the normal course of business, Capital One and its subsidiaries conduct banking transactions with the Trustee, and the Trustee conducts banking transactions with Capital One and its subsidiaries.

                         DESCRIPTION OF PREFERRED STOCK

  The following description summarizes the general terms and provisions of our authorized preferred stock. If we offer preferred stock, we will describe the specific designations and rights of this stock in a prospectus supplement and will file the description with the SEC. Terms which could be included in a prospectus supplement include:

  . the designation of the preferred stock and the number of shares offered;

  .   the amount of liquidation preference per share;

  .   the price at which the preferred stock will be issued;

  . the dividend rate, or its method of calculation, and the dates on which dividends will be payable;

  . whether the dividends will be cumulative or noncumulative, and if cumulative, the dates from which dividends will commence to cumulate;

  .   any redemption or sinking fund provisions of the preferred stock;

  .   whether we have elected to offer depositary shares, as described below;

  . the terms and conditions, if any, upon which the preferred stock will be convertible into common stock or other securities; and

  . any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

  Preferred stock will have the dividend, liquidation, and voting rights described below, unless otherwise provided in the applicable prospectus supplement. You should read the prospectus supplement relating to any series of preferred stock for the series' specific terms.

General

  Capital One's Restated Certificate of Incorporation authorizes our Board of Directors to issue one or more series of preferred stock, par value $.01 per share, without the approval of our stockholders. The Board can also determine the terms, including preferences, conversion and other rights, voting power, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of any preferred stock. Currently, under our Restated Certificate of Incorporation, 50,000,000 shares are classified as preferred stock and no shares of preferred stock are outstanding. We have designated 1,000,000 shares of the preferred stock as cumulative participating junior preferred stock, which may be issued upon the exercise and conversion of certain "Rights," as defined below, which are attached to each share of our common stock. Before issuing a series of preferred stock, the Board will adopt resolutions creating and designating the series of preferred stock.

  The preferred stock will, when issued, be fully paid and non-assessable and have no preemptive rights. Unless otherwise specified in a prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of the preferred stock. You should read the applicable prospectus supplement relating to any series of preferred stock for that series' specific terms.

DIVIDEND RIGHTS

  Holders of preferred stock will receive, when, as and if declared by the Board, dividends at rates and on the dates described in the applicable prospectus supplement. Each dividend will be payable to the holders of record as they appear on the stock record books of Capital One or, if applicable, the records of the depositary referred to under "Depositary Shares," on the record dates fixed by the Board or its committee. Dividends on any series of preferred stock may be cumulative or noncumulative. Capital One's ability to pay dividends on the preferred stock depends on the ability of the Bank and the Savings Bank to pay dividends to Capital One. The ability of Capital One, the Bank and the Savings Bank to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the Federal Reserve Board. See "Supervision, Regulation and Other Matters."

  We will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the preferred stock unless we have paid or set apart funds for payment of dividends on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with any equally ranked securities.

VOTING RIGHTS

  Unless indicated in the applicable prospectus supplement relating to a particular series of preferred stock or expressly required by law, the holders of the preferred stock will not have any voting rights.

RIGHTS UPON LIQUIDATION

  If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions. These will be in the amounts set forth in the applicable prospectus supplement, plus accrued and unpaid dividends and, if the series of the preferred stock is cumulative, accrued and unpaid dividends for all prior dividend periods. If we do not pay in full all amounts payable on any series of preferred stock, the holders of the preferred stock will share proportionately with any equally ranked securities in any distribution of our assets. After the holders of any series of preferred stock are paid in full, they will not have any further claim to any of our remaining assets.

  Because we are a holding company, the rights of our stockholders to participate in the assets of any subsidiary, including the Bank, upon the subsidiary's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourself be a creditor with recognized claims against the subsidiary.

REDEMPTION

  A series of preferred stock may be redeemable, in whole or in part, at the option of Capital One or the holder of the stock, and may be subject to mandatory redemption pursuant to a sinking fund, under the terms included in any applicable prospectus supplement.

  In the event of partial redemptions of preferred stock, the Board or its committee will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the Board or its committee determines to be equitable.

  On and after a redemption date, unless Capital One defaults in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock which were called for redemption. In addition, all rights of holders of the preferred shares will terminate except for the right to receive the redemption price.

CONVERSION

  The applicable prospectus supplement for any series of preferred stock will state the terms and conditions, if any, on which shares of that series are convertible into our common stock or other securities, including:

  . the number of shares of common stock or other securities into which the shares of preferred stock are convertible;

  .   the conversion price or manner of calculation;

  .   the conversion period;

  . provisions as to whether conversion will be at the option of the holders of the preferred stock or Capital One, if applicable;

  .   any events requiring an adjustment of the conversion price; and

  . provisions affecting conversion in the event of the redemption of the series of preferred stock.

DEPOSITARY SHARES

  We may, at our option, elect to offer fractional shares of preferred stock, or "depositary shares," rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement.

  The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Capital One and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to all the rights and preferences of the preferred stock, including dividend, voting, redemption, subscription and liquidation rights. The terms of any depositary shares will be set forth in the applicable prospectus supplement and the provisions of the deposit agreement, which will be filed with the SEC.

                          DESCRIPTION OF COMMON STOCK

  We are authorized to issue 300,000,000 shares of common stock, par value $.01 per share. As of July 31, 1999, 197,480,933 shares were issued and outstanding. The common stock is traded on the New York Stock Exchange under the symbol "COF". All outstanding shares of common stock are and will be fully paid and non-assessable.

  The following summary is not complete and you should refer to the applicable provisions of the Delaware General Corporation Law and our Restated Certificate of Incorporation and Bylaws for additional information. See "Where You Can Find More Information."

VOTING AND OTHER RIGHTS

  Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. A majority vote is required for all actions to be taken by stockholders, except that directors are elected by a plurality of the votes cast. Stockholders do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares voting in an election of directors can elect all of the directors. Shares of common stock also do not have any preemptive, subscription, redemption, sinking fund or conversion rights.

DISTRIBUTION

  Common stock dividends are subject to preferences, if any, on any outstanding shares of preferred stock. Dividends must be declared by the Board out of legally available funds. If Capital One liquidates, dissolves or winds up its affairs, common stockholders are entitled to share proportionately in the assets available for distribution to holders of common stock.

ANTI-TAKEOVER LEGISLATION

  Capital One is a Delaware corporation and is governed by Section 203 of the Delaware General Corporation Law. This provision generally states that, subject to some exceptions, a corporation cannot engage in any business combination with any "interested stockholder" for three years after the time that the stockholder became an interested stockholder unless the corporation's stockholders approve the business combination. Delaware law defines an interested stockholder to include any person, and its affiliates and associates, that owns 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years prior to the relevant date.

  Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to enter into some business combinations and transactions with a corporation for a three-year period. Although stockholders may elect to exclude a corporation from Section 203's restrictions, our Restated Certificate of Incorporation and Bylaws do not exclude us from Section 203's restrictions. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the Board, since Section 203 permits the Board, without stockholder approval, to approve a business combination with an interested stockholder or the transaction which causes a person to become an interested stockholder. Business combinations are discussed more fully below.

CAPITAL ONE'S CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

  Certain provisions in our Restated Certificate of Incorporation and Bylaws could make more difficult or discourage a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but which might be favored by the stockholders. The Restated Certificate of Incorporation and Bylaws are filed as exhibits to the registration statement, and certain provisions are summarized below.

  Classified Board of Directors. Capital One's Board, other than directors elected by any series of preferred stock, is divided into three classes of directors, with the classes to be as nearly equal in number as possible. The class of directors elected at each annual meeting is elected for a 3-year term. Some practical effects of these classification provisions are the following:

  . It will take at least two annual meetings of stockholders, instead of one, to elect a majority of the Board. This delay ensures that Capital One's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal and any available alternatives before they act in what they believe to be the best interests of the stockholders. However, even if a change in the composition of the Board would be beneficial to Capital One and its stockholders, it will take at least two annual meetings of stockholders to make this change.

  . A classified Board may discourage third party proxy contests, tender offers or attempts to obtain control of Capital One. This will happen even if an attempt might be beneficial to Capital One and its stockholders. Therefore, there is an increased likelihood that incumbent directors will retain their positions.

  . A classified Board discourages accumulations of large blocks of Capital One's stock by purchasers whose objective is to take control of the Board. This could reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks of stock. Stockholders therefore might not have opportunities to sell their shares of common stock at the higher market price that an accumulation of stock could create.

  Number of Directors; Removal; Filling Vacancies. Generally speaking, our Board must consist of between three and seventeen directors and vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum remains in office. Therefore, unless the Bylaws are amended, the Board could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with the stockholder's own nominees.

  Under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. Our Restated Certificate of Incorporation and Bylaws provide that, subject to the rights of holders of preferred stock to elect directors under specified circumstances, directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors.

  No Stockholder Action by Written Consent; Special Meetings. Subject to the rights of any holders of preferred stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent. Under circumstances described in the Bylaws, special meetings of stockholders can be called by the Chairman of the Board or by the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting. Moreover, any special meeting of stockholders is limited to the business in the notice of the special meeting sent to the stockholders before the meeting.

  The provisions prohibiting stockholder action by written consent and prohibiting stockholders from calling a special meeting could delay consideration of a stockholder proposal until our next annual meeting. This would prevent the holders of our stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder cannot force stockholder consideration of a proposal over the opposition of the Chairman and the Board by calling a special meeting of stockholders.

  Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. Only people who are nominated by, or at the direction of, the Board, or by a stockholder who has given proper written notice prior to a meeting at which directors are to be elected, will be eligible for election as directors. Business conducted at an annual meeting is limited to the business brought before the meeting by, or at the direction of, the Chairman, the Board or a stockholder who has given proper notice. A stockholder's notice to Capital One proposing to nominate a person for election as a director must also contain certain information described in the Bylaws. You should refer to Capital One's Bylaws for more information, including the process and timing requirements for a stockholder notice.

  Some of the effects of the provisions described above and in the Bylaws include:

  . the Board will have a longer period to consider the qualifications of the proposed nominees and, if deemed necessary or desirable, to inform stockholders about the qualifications;

  . there will be an orderly procedure for conducting annual meetings of stockholders and informing stockholders, prior to the meetings, of any business proposed to be conducted at the meetings, including any Board recommendations; and

  . contests for the election of directors or the consideration of stockholder proposals will be precluded if the procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposal.

  Business Combinations. Certain mergers, share exchanges or sales of Capital One's assets with or to interested stockholders, as defined below, must be approved by the affirmative vote of the holders of at least 75% of the voting stock of Capital One, voting together as a single class. Our Restated Certificate of Incorporation requires this affirmative vote even if no vote is required, or a lesser percentage is specified, by law or any national securities exchange or otherwise. This affirmative vote is not required in two situations. First, it is not required if the business combination has been approved by a majority of uninterested, continuing directors. Second, it is not required if certain price and procedure requirements designed to ensure that our stockholders receive a "fair price" for their common stock are satisfied. Our Restated Certificate of Incorporation defines an interested stockholder as any person, other than Capital One or any subsidiary of Capital One, who or which:

  . beneficially owns, directly or indirectly, 5% or more of the voting power of the outstanding voting stock;

  . is an affiliate of Capital One and at any time within the two-year period immediately prior to the date in question beneficially owned, directly or indirectly, 5% or more of the voting power of the then outstanding voting stock; or

  . owns any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if the transfer of ownership occurred in the course of a non-public transaction or series of transactions.

  Liability of Directors; Indemnification. A director generally will not be personally liable for monetary damages to Capital One or its stockholders for breach of fiduciary duty as a director. A director may be held liable, however, for the following:

  . any breach of the director's duty of loyalty to Capital One or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . paying a dividend or approving a stock repurchase in violation of Delaware law; or

  . any transaction from which the director derived an improper personal benefit.

  Capital One indemnifies its officers and directors against lawsuits by third parties to the fullest extent of the law. We may agree with any person to provide an indemnification greater than or different from the indemnification provided by the Restated Certificate of Incorporation.

  Amendments. The Restated Certificate of Incorporation and Bylaws generally may be amended by a majority vote of the stockholders, but some provisions, including some of the provisions discussed above, can only be amended by an 80% vote of the stockholders. This 80% approval requirement prevents a stockholder with only a majority of the common stock from circumventing the requirements of these provisions by simply amending or repealing them. The Restated Certificate of Incorporation further provides that the Bylaws may be amended by our Board.

Rights to Purchase Certain Preferred Shares

  Each share of our common stock includes an attached "Right." The Right entitles a holder of common stock to purchase from Capital One one three-hundredth of a share of Capital One's cumulative participating junior preferred stock (the "Junior Preferred Shares") at a price of $200 per one three-hundredth of a share, subject to adjustment. We have initially authorized and reserved 1,000,000 Junior Preferred Shares for issuance upon exercise of the Rights. Because of the nature of the Junior Preferred Shares' dividend and liquidation rights, the value of the one three-hundredth interest in a Junior Preferred Share that can be purchased on exercise of each Right should approximate the value of one share of common stock. Initially, the Rights are not exercisable and trade automatically with the common stock. The Rights generally become exercisable, however, and separate certificates representing the Rights will be distributed, if any person or group acquires 15% or more of Capital One's outstanding common stock or a tender offer or exchange offer is announced for Capital One's common stock. The Rights expire on November 29, 2005, unless earlier redeemed by Capital One at $0.01 per Right. Capital One may only redeem the Rights prior to the time that any person or group acquires 15% of the outstanding common stock. Until the Rights become exercisable, the Rights have no dilutive effect on earnings per share. Prior to exercise, a Right will not create any rights as a stockholder of Capital One.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Capital One on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board, since Capital One may redeem the Rights prior to the time that a person or group acquires 15% of the outstanding common stock.

Dividend Reinvestment Plan

  In January 1996, we implemented a dividend reinvestment and stock purchase plan. The plan provides stockholders with the opportunity to purchase additional shares of our common stock by reinvesting all or a portion of their dividends on shares of common stock. It also provides existing stockholders with the option to make cash investments monthly, subject to a minimum monthly limit of $50 and a maximum monthly limit of $5,000. Optional cash investments in excess of $5,000 may be made with our permission at a discount which will be from 0% to 3%. We use proceeds from this plan for general corporate purposes.

Transfer Agent

  The transfer agent and registrar for the common stock is First Chicago Trust Company of New York.

                              PLAN OF DISTRIBUTION

  We may sell the offered securities to or through underwriters or dealers, directly to other purchasers or through agents. Each prospectus supplement will describe the particular method of distribution.

  The distribution may take place from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

  In connection with the sale of the securities, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of securities for whom they may act as agents. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriter or agent will be identified, and any compensation received from us will be described, in the applicable prospectus supplement.

  If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases these institutions must be approved by us. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered Debt Securities will not at the time of delivery be prohibited under the laws of the purchaser's jurisdiction. The underwriters and the other agents will not have any responsibility for the validity or performance of the contracts.

  Underwriters and agents who participate in the distribution of the securities may be entitled under agreements with us to indemnification by us. Unless indicated in the applicable prospectus supplement, we do not expect to list the securities on a securities exchange, except for the common stock, which is listed on the New York Stock Exchange. We will not require underwriters or dealers to make a market in the securities. We cannot predict the activity or liquidity of any trading in the securities.

                             VALIDITY OF SECURITIES

  John G. Finneran, Jr., Capital One's Senior Vice President, General Counsel and Corporate Secretary, will pass upon the validity of the securities for Capital One. As of July 31, 1999, Mr. Finneran owned approximately 19,071 shares of Capital One's common stock and held options to purchase 338,571 shares of common stock issued under Capital One's 1994 Stock Incentive Plan.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited Capital One's consolidated financial statements, which are incorporated by reference in Capital One's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Capital One's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  Capital One estimates that expenses, other than underwriting compensation, in connection with the offering described in this Registration Statement will be as follows:

   Registration fee................................................. $  257,150
   Trustee's fees and expenses......................................     45,000
   Printing and engraving expenses..................................    200,000
   Legal fees and expenses..........................................    100,000
   Accountants' fees and expenses...................................    100,000
   Rating agency fees...............................................    300,000
   Blue Sky fees and expenses.......................................     60,000
   NASD filing fees.................................................     41,000
   NYSE filing fees.................................................     60,000
   Miscellaneous....................................................     36,850
                                                                     ----------
     Total.......................................................... $1,200,000
                                                                     ==========

Item 15. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law provides, in general, for indemnification by a corporation of any person threatened with or made a party to any action, suit or proceeding by reason of the fact that he or she is, or was, a director, officer, employee or agent of the corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful.

  Article XI of Capital One's Restated Certificate of Incorporation and Section
6.7 of Capital One's Bylaws provide, in general, for mandatory indemnification of directors and officers to the extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of Capital One itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER  EXHIBITS
 ------- --------
  1.1(1) Form of Debt Underwriting Agreement
  1.2(4) Form of Preferred Stock Purchase Agreement
  3.1(2) Restated Certificate of Incorporation of Capital One Financial
         Corporation (incorporated by reference to Exhibit 3.1 of Capital One's
         Annual Report on Form 10-K for the year ended December 31, 1994)
  3.2(2) Restated Bylaws of Capital One Financial Corporation (as amended
         January 24, 1995) (incorporated by reference to Exhibit 3.2 of Capital
         One's Annual Report on Form 10-K for the year ended December 31, 1994)
  4.1(3) Senior Indenture, dated as of November 1, 1996, between Capital One and Harris Trust and Savings Bank, as trustee
  4.2(2) Form of Subordinated Indenture, dated as of [     ], between Capital
         One and [    ], as trustee (incorporated by reference to     ).
  4.3(4) Form of Certificate of Designation relating to each series of
         Preferred Stock
  4.4(4) Form of Deposit Agreement
  5(1)   Opinion of John G. Finneran, Jr., Senior Vice President, General
         Counsel and Corporate Secretary of Capital One
 12(1)   Statement re: Computation of Ratios of Earnings to Fixed Charges
 23.1(1) Consent of Ernst & Young LLP
 23.2    Consent of John G. Finneran, Jr. (included in Exhibit 5)
 24      Powers of Attorney (set forth on signature page)
 25.1(3) Statement of Eligibility on Form T-1 under the Trust Indenture Act of
         1939, as amended, of Harris Trust
 25.2(4) Statement of Eligibility on Form T-1 under the Trust Indenture Act of
         1939, as amended, of [    ]

--------
(1) Filed herewith.
(2) Previously filed. See Registration Statement No. 333-58577.
(3) Filed as part of Capital One's Current Report on Form 8-K dated November 13, 1996.
(4) To be filed by amendment or incorporated by reference. Capital One will file as an Exhibit to a Current Report on Form 8-K any related form utilized in the future and not previously filed by means of an amendment.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each the post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under this Item 15, or otherwise, the registrant has been advised that in the opinion of the Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

  (d) (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of the Securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on the 13th day of August, 1999.

                                          Capital One Financial Corporation

                                             /s/ David M. Willey
                                          By:
                                            -----------------------------------
                                             David M. Willey
                                             Senior Vice President, Corporate
                                             Financial Management, and
                                             Treasurer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Finneran, Jr., Esq. and David M. Willey his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stand, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated and on the 13th day of August, 1999.

                   Signature                                Title
                   ---------                                -----

           /s/ Richard D. Fairbank               Chairman and Chief Executive
 _____________________________________________   Officer (Principal Executive
              Richard D. Fairbank                           Officer)

             /s/ Nigel W. Morris                Director, President and Chief
 _____________________________________________         Operating Officer
                Nigel W. Morris

             /s/ David M. Willey                    Senior Vice President,
 _____________________________________________        Corporate Financial
                David M. Willey                    Management, and Treasurer
                                                   (Principal Accounting and
                                                       Financial Officer)

              /s/ Ronald W. Dietz                          Director
 _____________________________________________
                W. Ronald Dietz

                   Signature                                          Title
                   ---------                                          -----

           /s/ James M. Flick, Jr.                                   Director
 _____________________________________________
              James M. Flick, Jr.

             /s/ Patrick W. Gross                                    Director
 _____________________________________________
                Patrick W. Gross

             /s/ James V. Kimsey                                     Director
 _____________________________________________
                James V. Kimsey

          /s/ Stanley L. Westreich                                   Director
 _____________________________________________
              Stanley I. Westreich

                               INDEX TO EXHIBITS

 Exhibit
 Number  Exhibits
 ------- --------
  1.1(1) Form of Debt Underwriting Agreement
  1.2(4) Form of Preferred Stock Purchase Agreement
  3.1(2) Restated Certificate of Incorporation of Capital One Financial
         Corporation (incorporated by reference to Exhibit 3.1 of Capital One's
         Annual Report on Form 10-K for the year ended December 31, 1994)
  3.2(2) Restated Bylaws of Capital One Financial Corporation (as amended
         January 24, 1995) (incorporated by reference to Exhibit 3.2 of Capital
         One's Annual Report on Form 10-K for the year ended December 31, 1994)
  4.1(3) Senior Indenture, dated as of November 1, 1996, between Capital One and Harris Trust and Savings Bank, as trustee
  4.2(2) Form of Subordinated Indenture, dated as of [     ], between Capital
         One and [    ], as trustee (incorporated by reference to     ).
  4.3(4) Form of Certificate of Designation relating to each series of
         Preferred Stock
  4.4(4) Form of Deposit Agreement
  5 (1)  Opinion of John G. Finneran, Jr., Senior Vice President, General
         Counsel and Corporate Secretary of Capital One
 12(1)   Statement re: Computation of Ratios of Earnings to Fixed Charges
 23.1(1) Consent of Ernst & Young LLP
 23.2    Consent of John G. Finneran, Jr. (included in Exhibit 5)
 24      Powers of Attorney (set forth on signature page)
 25.1(3) Statement of Eligibility on Form T-1 under the Trust Indenture Act of
         1939, as amended, of Harris Trust
 25.2(4) Statement of Eligibility on Form T-1 under the Trust Indenture Act of
         1939, as amended, of [    ]

--------
(1)  Filed herewith.
(2)  Previously filed. See Registration Statement No. 333-58577.
(3)  Filed as part of Capital One's Current Report on Form 8-K dated
     November 13, 1996.
(4) To be filed by amendment or incorporated by reference. Capital One will file as an Exhibit to a Current Report on Form 8-K any related form utilized in the future and not previously filed by means of an amendment.